United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

March 28, 2006

UTi Worldwide Inc.

(Exact name of Registrant as Specified in its Charter)

000-31869

(Commission File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive	c/o UTi, Services, Inc.
Road Town, Tortola	19500 Rancho Way, Suite 116
British Virgin Islands	Rancho Dominguez, CA 90220 USA

(Addresses of Principal Executive Offices)

310.604.3311

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

March 28, 2006

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the retirement of Alan C. Draper, a director and Executive Vice President and President – Asia Pacific Region of UTi Worldwide Inc. (the “Company’), as more fully described in Item 5.02 below, Mr. Draper’s employment agreement with the Company will terminate on June 30, 2006.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 28, 2006, Mr. Draper, a director and Executive Vice President and President – Asia Pacific Region of the Company, informed the Board of Directors of the Company that he intends to retire from the Company and resign as a director effective as of June 30, 2006. On March 29, 2006, the Company issued a press release announcing Mr. Draper’s retirement, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

On March 30, 2006, Mr. Draper, a director and Executive Vice President and President – Asia Pacific Region of the Company, entered into a written plan (the “Sales Plan”) pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, under which Mr. Draper shall sell 1,735,278 ordinary shares (which includes 753,066 ordinary shares issuable upon the exercise of options) of the Company, subject to the terms, conditions and restrictions set forth in the Sales Plan. Mr. Draper entered into the Sales Plan in order to facilitate the exercise of certain of his options and the sale of his ordinary shares of the Company.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99.1	Press Release dated March 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UTi Worldwide Inc.

Date:	March 30, 2006	By:	/s/ Lawrence R. Samuels
Lawrence R. Samuels
Chief Financial Officer and Secretary